FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

1ST QUARTER RESULTS

CINCINNATI, OHIO - May 1, 2003 - Great American Financial Resources, Inc. (NYSE: GFR) today reported net earnings for the 2003 first quarter of $8.3 million ($0.20 per share) compared to a net loss of $6.3 million ($0.14 per share) in the first quarter of 2002.

Many investors and analysts focus on "core operating earnings" of companies, setting aside items which are not considered to be part of the ongoing earnings of the company. Core operating earnings, which exclude the effects of realized losses and an accounting change, were $13.6 million ($0.32 per share) for the first quarter of 2003 compared to $17.6 million ($0.41 per share) in the first quarter of 2002. Realized losses include aftertax provisions of $15.0 million and $7.3 million for impairments on investments in the first quarters of 2003 and 2002, respectively. GAFRI's investment portfolio remains high in quality, with over 93% of its bonds rated investment grade. At March 31, 2003, net unrealized gains in GAFRI's investment portfolio totaled $345 million (pretax), consisting of $325 million of unrealized gains on fixed maturities and $20 million of unrealized gains on equity securities. Details of the financial results can be found in the accompanying schedule.

S. Craig Lindner, President and Chief Executive Officer of GAFRI, stated, "A lower yield on our investment portfolio, due primarily to the low interest rate environment that began during 2002, caused GAFRI's first quarter 2003 core operating results to be lower than the same quarter of last year. If interest rates remain at current levels, we expect pretax core operating earnings for the entire year of 2003 to approximate those of 2002. An increase in interest rates from current levels should have a positive effect on GAFRI's results."

.While we expect this interest rate environment to continue in the short-term, we also expect pretax core operating earnings for the entire year of 2003 to be 5% to 10% higher than the $85 million reported last year."

GAFRI's statutory premiums of approximately $320 million in the first quarter of 2003 were 12% higher than in the same quarter in 2002, reflecting the addition of several new fixed annuity agents and products. However, first quarter 2003 premiums are down more than 10% from the last quarter of 2002 as the Company has maintained its pricing targets and discipline during this period of historically low interest rates.

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GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of life, supplemental health and long-term care insurance.

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:00 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-800-810-0924. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:00 p.m. (EDT) today until 8:00 p.m. on May 8, 2003. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 292634. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.amfnl.com, and follow the instructions at the Webcast link.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Statement of Operations

(In millions, except per share amounts)
	Three months ended March 31,

	2003	2002
Revenues:
Net investment income	$129.6	$134.5
Life, accident and health premiums (a)	74.1	70.9
Other income	20.4	17.8
Total revenues	224.1	223.2

Benefits and expenses:
Benefits to policyholders	134.4	131.5
Insurance acquisition expenses	27.3	24.8
Interest and other financing expenses	5.9	5.9
Other expenses	37.2	35.6
Total benefits and expenses	204.8	197.8

Core operating earnings	19.3	25.4
Related income taxes	5.7	7.8

Core net operating earnings	13.6	17.6

Non-operating items, aftertax:
Realized losses	(5.3)	(6.2)
Cumulative effect of accounting change (b)	-	(17.7)
Net income (loss)	$ 8.3	($ 6.3)

Average common shares outstanding - basic	42.5	42.4
Average common shares outstanding - diluted	42.6	42.8

Basic earnings per share data:
Core net operating earnings	$ 0.32	$ 0.42
Realized losses	(0.12)	(0.15)
Cumulative effect of accounting change (b)	-	(0.42)
Basic net income (loss) per common share	$ 0.20	($ 0.15)

Diluted earnings per share data:
Core net operating earnings	$ 0.32	$ 0.41
Realized losses	(0.12)	(0.14)
Cumulative effect of accounting change (b)	-	(0.41)
Diluted net income (loss) per common share	$ 0.20	($ 0.14)

Supplemental Premium Information (a)
Traditional Fixed Annuity Premiums	$204.9	$136.4
Variable Annuity Premiums	30.6	58.7
Equity-Indexed Annuity Premiums	2.1	12.7

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  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  Reflects the implementation of an accounting change related to goodwill mandated by SFAS 142.